Exhibit 21.1

SUBSIDIARIES OF ALAMO GROUP INC.

Name	Jurisdiction of Incorporation
Alamo Group (USA) Inc. (1)	Delaware
Alamo Group (Europe) Limited (1)	United Kingdom
Alamo Group (Canada) Inc. (1)	New Brunswick
Gradall Industries, Inc. (2)	Delaware
NP Real Estate Inc. (2)	Ohio
Bush Hog, Inc. (2)	Delaware
Henke Manufacturing Corporation (2)	Kansas
Alamo Group (TX) Inc. (2)	Delaware
Alamo Group Services Inc.(2)	Delaware
Alamo Group Management Inc.(2)	Delaware
Alamo Group (WA) Inc. (2)	Delaware
Alamo Sales Corp. (2)	Delaware
Alamo Group (IL) Inc. (2)	Delaware
Tiger Corporation (2)	Nevada
Terrain King Corporation (2)	Nevada
Schwarze Industries, Inc. (2)	Alabama
Schwarze Industries Australia PTY Ltd. (3)	Australia
Schulte (USA) Inc. (2)	Florida
Alamo Group (SMC) Inc. (2)	Nevada
Nite-Hawk Sweepers, LLC (2)	Washington
Alamo Group (IA) Inc. (2)	Nevada
Alamo Group (FR) SAS (4)	France
Alamo Manufacturing Services (UK) Limited (4)	United Kingdom
McConnel Ltd. (4)	United Kingdom
Twose of Tiverton Ltd. (5)	United Kingdom
Spearhead Machinery Ltd. (5)	United Kingdom
Bomford & Evershed Ltd. (5)	United Kingdom
Bomford Turner Ltd. (5)	United Kingdom
Turner International (ENG) Ltd. (5)	United Kingdom
SMA SAS (6)	France
SCI La Saussaie (6)	France
Forges Gorce SAS(8)	France
Faucheux SAS (6)	France
Rousseau SAS (6)	France
Rivard Developpement (6)	France
Schulte Industries Ltd. (7)	New Brunswick

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(1) 100% owned by Alamo Group Inc.

(2) 100% owned by Alamo Group (USA) Inc.

(3) 100% owned by Schwarze Industries, Inc.

(4) 100% owned by Alamo Group (Europe) Limited

(5) 100% owned by Alamo Manufacturing Services (UK) Limited

(6) 100% owned by Alamo Group (FR) SAS

(7) 100% owned by Alamo Group (Canada) Inc.

(8) 100% owned by SMA SAS